As filed with the Securities and Exchange Commission on March 29, 2002
                                                             Reg.No.__


                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                 _________________________________________
                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                    ___________________________________
                            ESYNCH CORPORATION
          (Exact name of registrant as specified in its charter)
             Delaware                                 87-0461856
(State  or  other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                       identification No.)



                        3511 W. Sunflower Ave. Suite 250
                        Santa Ana, California 90035
                  (Address of principal executive offices)
             ________________________________________________

                     ADVISORY AND CONSULTING AGREEMENT
                           (Full title of plan)
                     ________________________________

                             Thomas Hemingway
                          Chief Executive Officer
                      3511 W. Sunflower Ave. Suite 250
                         Santa Ana, California 90035
                              (714) 258-1900
        (Telephone number, including area code of agent for service)

                                 Copy to:
                          NACCARATO & ASSOCIATES
                           Owen Naccarato, Esq.
                        19600 Fairchild, Suite 260
                             Irvine, CA 92612
                              (949) 851-9261


                                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------
                                      Proposed maximum    Proposed maximum
Title of securities.  Amount to be    offering price      Aggregate offering   Amount of
to be registered . .  Registered (1)  per share (2)       Price                Registration fee
------------------------------------------------------------------------------------------------

Common Stock           4,160,000         $0 .05               $208,000              $19.14
(no par value)
------------------------------------------------------------------------------------------------

(1)Represents 160,000 shares of Common Stock to be issued to an attorney with Naccarato & Associates as compensation for services rendered by Naccarato & Associates pursuant to a fee agreement, and 4,000,000 shares underlying options being granted to a consultant.

(2) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the bid and asked prices per share of the registrant's common stock reported by the OTC Nasdaq Stock Market on March 28, 2002.


                                     PART I

     The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a)of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

         The following documents filed by eSynch Corporation (the "Company") with the Commission (File No. 0-26790) are incorporated in and made part of this registration statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference.

     (1)  The  Company's  Annual Report on Form 10-KSB for the fiscal year ended
December  31,  2000.

     (2)  all  other  reports  filed by the Company pursuant to Section 13(a) or
Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2000 through the date hereof;

     (3)   the  Registrant's  Form  SB-2A  filed on January 18, 2000 pursuant to
Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock, and


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing such documents.

         For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

       Subsequent  to  the  10QSB  filed on November 20, 2001 the Company issued
1,600,000 shares of common stock to John Vasquez for consulting services, and 1,000,000 shares of common stock to David Lyons, the Company President as compensation. Additionally, six shares of Series J Preferred stock were converted to 3,254,876 shares of common stock and 17 shares of Series K Preferred stock were converted to 9,000,000 shares of common stock. Also, a settlement with B-Free Ltd. reduced the liability to $4,000, which had previously been recorded as a $25,544 pre-acquisition liability. The Terry Murphy litigation has ended and the Company has been found not liable. The David P. Noyes claim of $96,572 was dismissed by the Labor Board, which determined that the only amount due by the Company is for reimbursement of expenses in the amount of $13,239.47(and the Company is filing a counter claim against Mr. Noyes for $20,000 plus interest). The Bixby liability was increase from $100,000 to $136,350.50 based upon a judgment against the Company. The Company is currently in negotiations with Bixby to reduce this amount. The Company relocated its offices to 3511 W. Sunflower Ave. Suite 250 Santa Ana,
California 92704. The lease term of the new facility is 15 months at $3,700 rent per month. The Company made a 14-C filing authorizing an increase in assumable Common Stock from 50,000,000 shares to 250,000,000 shares on February 25, 2002.


ITEM  4.  DESCRIPTION  OF  SECURITIES

          Not  applicable.


ITEM  5   INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

               Owen M. Naccarato, does consulting work for eSynch Corporation from time to time and is being issued 160,000 shares of the Company's common stock as consideration for filing this Registration Statement.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

         Section 145 of the Delaware General Corporation Law (the "Delaware GCL") empowers a Delaware corporation, including the Company, to indemnify its directors, officers, employees, and agents under certain circumstances. The Company's Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify current and former directors and officers of the Company or persons who serve or have served, at the request of the Company, as directors or officers of any other corporation in which the Company at such time owns or owned shares of stock or is or was a creditor, to the full extent authorized by the Delaware GCL as it may from time to time be amended. Moreover, the Certificate provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the Delaware GCL (involving certain unlawful dividends or stock repurchases), or (iv) for any transaction from which the director derived an improper personal benefit.

         Under the Delaware GCL, to the extent that an officer or director of a corporation is successful on the merits in the defense of an action, the corporation must indemnify such person for his or her actual and reasonable expenses incurred in connection with such defense. The Certificate provides that the Company shall indemnify officers and directors against any and all expenses, including amounts paid on judgment, counsel fees, and amounts paid in settlement (before or after suit is commenced) by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, to the full extent permitted by the Delaware GCL.

         Under its Bylaws, the Company may indemnify its directors, officers, employees and agents and the directors, officers, employees or agents of any other corporation if the person was serving at the request of the Company. The indemnification is required if the person is successful on the merits or otherwise in defending the claim and is permitted in other circumstances, if indemnification is authorized in the specific instance by the Company or by a majority vote of the Company's stockholders. Indemnification is permitted only if the person was acting in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Company. If the person is judged to be liable to the Company in any action brought in the Company's name, indemnification is only permitted if the court acting in the matter specifically allows it. The Company is authorized to advance expenses to a director or officer upon that person's agreement to repay the Company if such person ultimately is not entitled to indemnification.

         The Company is also empowered under its Bylaws to purchase insurance on behalf of any person whom the Company is required or permitted to indemnify. The Company has entered into agreements with its directors and executive officers, which require the Company to indemnify such persons to the fullest extent permitted by law against certain losses that they may incur in legal proceedings arising in connection with their services to the Company and to advance expenses upon their agreement to repay the Company if such person is ultimately not entitled to indemnification.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED

               Not  Applicable.

ITEM  8.  EXHIBITS

     The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.


ITEM  9.  UNDERTAKINGS

         (a) The Company hereby undertakes to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

         (b) The Company hereby agrees that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (d) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California on March 29, 2002.


                                     eSYNCH  CORPORATION

                                     By:  /s/  THOMAS  HEMINGWAY
                                          ------------------------------------
                                     Thomas  Hemingway,  Chief Executive Officer


                           By:  /s/  Mark  Utzinger
                                          ------------------------------------
                                     Mark  Utzinger,  Vice  president - Finance.




                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark L. Baum, each of them acting individually as his attorney-in-fact, each with full power of substitution and re-substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to al intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:



/s/  Thomas  Hemingway          Chairman,                    March  29,  2002
---------------------------     Chief  Executive  Officer
Thomas  Hemingway               and  Director


/s/  Mark  Utzinger             Vice  President  Finance     March  29,  2002
---------------------------
Mark  Utzinger




                                INDEX TO EXHIBITS



EXHIBIT                                                   SEQUENTIALLY
NO.                     DESCRIPTION                       NUMBERED  PAGES
---                     -----------                       ---------------

4.1     Consulting  Agreement:  David  Mun  Gavin

4.2     Consulting  Agreement:  Owen  Naccarato

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1    Consent  of  Hansen,  Barnett  &  Maxwell,  CPA

23.2    Consent  of  Counsel  (included  as  part  of  Exhibit  5.1)

24      Power  of  Attorney  (Contained  within  Signature  Page)